Exhibit 10.87

EXECUTIVE OFFICER ACKNOWELDGEMENT

RELATING TO RECOUPMENT POLICY

The undersigned officer of Iconix Brand Group, Inc. hereby acknowledges receipt of the Iconix Brand Group, Inc. Recoupment Policy and agrees to be bound by the terms and conditions of such policy. The undersigned acknowledges and agrees that the Recoupment Policy applies to all outstanding awards as of the date of this acknowledgement, as well as any future awards. With respect to clawback or recoupment provisions contained in any outstanding award agreement, the terms of this Recoupment Policy supersede those of such award agreement. The undersigned acknowledges that the restatement of any SEC Report that was filed prior to the adoption of the Recoupment Policy shall be analyzed under Section 2 of the Recoupment Policy and may require certain incentive compensation to be recouped by the Company in accordance with the terms of the Recoupment Policy.

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